EXHIBIT 99.1

Contact:
Marika P. Diamond
Hayes Lemmerz International, Inc.
734.737.5162

Hayes Lemmerz’ Key Creditors Reach Agreement on Revised Plan Distributions;
Amended Disclosure Statement Approved;
Confirmation Hearing Anticipated for May 7, 2003

Northville, MI (April 9, 2003) — Hayes Lemmerz International, Inc. (OTC: HLMMQ) announced today that representatives of its prepetition creditors have reached an agreement regarding proposed Plan distributions and other matters. A brief supplemental disclosure describing the modifications to the Company’s previously filed Plan of Reorganization was approved by the Court at today’s hearing.

These modifications were made in response to comments from certain of the Company’s creditor constituents during a series of negotiations sponsored by the Company over the last three weeks. As a result of these modifications, the prepetition secured lender class presented sufficient ballots at today’s hearing, representing in excess of 85% of the value of this class, voting in favor of the modified Plan to constitute approval of the modified Plan by this class of creditors. With only limited exceptions, these votes are irrevocable and, together with the favorable votes previously received from other creditors, greatly increase the likelihood that the modified Plan will be confirmed on May 7, 2003.

The Court also approved the Company’s revised solicitation procedures which allow a limited number of creditors, whose recoveries are impacted by changes in the modified Plan, to vote on the modified Plan. The new voting deadline for the creditors is anticipated to be May 2, 2003. The Court also granted the Company’s request that the Confirmation Hearing on the modified Plan be held on May 7, 2003.

“We are pleased that our creditors reached a quick, equitable resolution of their issues. We look forward to completing the final phase of our reorganization and are on track to emerge during the first half of 2003, which has been our goal throughout the restructuring,” said Curtis J. Clawson, the Company’s Chairman and CEO.

Under the terms of the modified Plan, holders of prepetition secured claims will receive approximately $453.5 million in cash, $25 million in New Senior Notes and 53.1% of the New Common Stock. Holders of senior note claims will receive $13 million in cash and 44.9% of the New Common Stock, and holders of unsecured claims will receive 2% of the New Common Stock.

Hayes Lemmerz, its U.S. subsidiaries and one subsidiary organized in Mexico filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware on December 5, 2001.

Hayes Lemmerz International, Inc. is one of the world’s leading global suppliers of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 44 plants, 3 joint venture facilities and 11,100 employees worldwide.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.